Exhibit 10.4

Execution Version

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by Elizabeth A. Czerepak (the “Executive”) in favor of Altimmune, Inc. (the “Company”) and the Company Releasees (as hereinafter defined), dated as of May 29, 2018.

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the Employment Agreement between the Executive and the Company, dated as of December 7, 2015, as amended by the First Amendment to the Employment Agreement, effective as of January 18, 2017 (together, the “Employment Agreement”).

1. Termination. In connection with the Executive’s resignation of employment without Cause, effective on May 8, 2018, the Executive hereby confirms her resignation from all positions with the Company and its affiliates, including as an officer, director, employee, or fiduciary of the Company or any affiliate. The Executive will execute such letters or documents that the Company or any affiliate deems necessary and proper to effect the foregoing resignations.

2. Separation Benefits. In connection with the Executive’s resignation of employment, the Company has agreed to provide the Executive with the amounts set forth in this Section 2 and—subject to the Executive’s timely execution, delivery, and failure to revoke this Release, and subject further to the Executive’s continued compliance with the obligations described in Sections 11 and 12 of this Release—the following payments and benefits, all as set forth in the Employment Agreement and subject to the terms and conditions set forth therein:

a. $270,000.00, as a cash severance payment, payable in equal monthly installments over the nine (9) month period following the date of the Executive’s resignation in accordance with the Company’s regular payroll practices, except that the first installment will be paid on the Company’s regular payroll on June 29, 2018 and shall include payment of any amounts that would otherwise be due prior thereto; and

b. subject to the Executive’s timely election, and the availability, of COBRA continuation coverage, a monthly payment on the Executive’s behalf equal to $2,358.72 for COBRA continuation coverage for nine (9) months following the Executive’s resignation, which amount is equal to the monthly amount provided under Section 6(b)(ii) of the Employment Agreement for COBRA Assistance, except that the first installment will be paid on the Executive’s behalf on the 60th day following the Executive’s resignation and shall include payment of any amounts that would otherwise be due prior thereto, and provided further, however, that if at any time the Company determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Code Section 105(h)(2) or any other applicable laws, statute, or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended), then in lieu of providing the COBRA Assistance, the Company will instead pay the Executive fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance that would have otherwise been paid.

Execution Version

Without limiting the generality of anything contained in this Release, the Executive expressly agrees and acknowledges that (i) all of the Executive’s outstanding unvested stock option awards are immediately terminated and of no further force and effect as of the date of this Release, and (ii) all of the Executive’s outstanding vested stock option awards shall be subject to the terms and conditions of the applicable plan document and stock option award agreements.

3. No Other Compensation or Benefits. Executive’s participation in and rights under the Company’s 401(k) plans shall be subject to the applicable terms of such plans. The Cash Severance Amount, Accrued Obligations, and other benefits set forth in Section Error! Reference source not found. of this Release shall constitute the entire, maximum, and only obligation of the Company to Executive under this Release or otherwise, and Executive is not entitled to any other benefit payment or compensation in any form, including without limitation the payment of any expense reimbursement, personal holidays, vacation or personal time off pay, bonuses, or health, welfare, or retirement benefits or rights, from the Company or any Company Releasees (as that term is defined below).

4. General Release. The Executive, for the Executive and for the Executive’s heirs, executors, administrators, successors, and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases, and discharges forever the Company and its subsidiaries, affiliates, and related entities and any and all of their respective predecessors, successors, assigns, and employee benefit plans, together with each of their respective owners, assigns, agents, general and limited partners, shareholders, directors, officers, employees, attorneys, advisors, trustees, fiduciaries, administrators, agents, and representatives, and any of their predecessors and successors and each of their estates, successors, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”) which the Executive or the Releasors ever had, now have, may have, or hereafter can, will, or may have (either directly, indirectly, derivatively, or in any other representative capacity) by reason of any matter, fact, or cause whatsoever against the Company or any of the other Company Releasees: (a) from the beginning of time to the date upon which the Executive signs this Release; (b) arising out of, or relating to, the Executive’s employment with the Company and/or the termination of the Executive’s employment; or (c) arising out of or related to any agreement or arrangement between the Executive and/or any Company Releasees. This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state, and/or local labor, employment, whistleblower, and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA’), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act, the Labor Management Relations Act, the National Labor Relations Act, Title 3 of Maryland’s Labor and Employment Code, the Maryland Wage Payment and Collection Act, the anti-discrimination ordinances of Montgomery County (Montgomery Cty., Md., Code §§ 27-

Execution Version

11, et seq.), and any similar federal, Maryland or other state, or municipal act, statute, or ordinance, including all amendments to any of the aforementioned acts, statutes, or ordinances or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent inducement, promissory estoppel, and defamation and violations of any other federal, state, or municipal fair employment acts, statutes, or laws, including, without limitation, violations of any other act, statute, law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

5. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

a. limit or prohibit in any way the Executive’s (or the Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of this Release;

b. release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which the Executive was a participant as of the date of resignation of the Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

c. waive or release any rights or claims Executive may have to workers’ compensation or unemployment benefits; or

d. waive or release any other claims or rights which cannot be waived by law.

6. Executive Representations. The Executive represents and warrants that no Releasor has filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit, or legal proceeding against any Company Releasee nor has any Releasor assigned, pledged, or hypothecated, as of the date hereof, Executive’s claim to any person and no other person has an interest in the Claims that Executive is releasing. Executive further represents and warrants that Executive has no known workplace injuries or occupational diseases.

7. Pursuit of Released Claims. Executive agrees and covenants not to file any suit, action, arbitration, or complaint against any of the Company Releasees for claims released in this Release and, except as provided for in Section 10 of this Release, not to assist in any such action in any court or private proceeding with regard to any claim, demand, liability, or obligation arising out of her employment with the Company or separation therefrom. Nothing in this Release shall interfere with Executive’s right to respond accurately and fully to any question, inquiry, or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law).

Execution Version

8. Nonadmission of Liability. Executive acknowledges that neither this Release and the consideration offered in it, nor the Company’s performance hereunder, constitutes an admission by the Company or any of the Company Releasees of any violation of any federal, state, or local law, ordinance, regulation, public policy, or any common law rule, breach of any contract, commission of any wrongdoing, or liability whatsoever.

9. Acknowledgements by Executive. The Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. The Executive further acknowledges and agrees that:

a. this Release does not release, waive, or discharge any rights or claims that may arise for actions or omissions after the date the Executive executes this Release;

b. the Executive is entering into this Release and releasing, waiving, and discharging rights or claims only in exchange for consideration that the Executive is not already entitled to receive;

c. the Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, and the Executive has consulted (or had an opportunity to consult) with counsel of the Executive’s choice concerning the terms and conditions of this Release;

d. the Executive has been advised, and is being advised by this Release, that the Executive has twenty-one (21) days within which to consider this Release, and the Executive hereby acknowledges that in the event that the Executive executes this Release before the expiration of the 21-day period, the Executive waives the balance of said period and acknowledges that the Executive’s waiver of such period is knowing, voluntary, and has not been induced by the Company or any Company Releasee through fraud, misrepresentation, or threat; and

e. the Executive is aware that this Release shall become void if the Executive revokes the Executive’s agreement to this Release within seven (7) days following the date of execution of this Release. The Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Chief Executive Officer of the Company at 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878 written notice of the Executive’s revocation of this Release no later than the seventh (7th) full day following the date of execution of this Release.

10. Additional Agreements. Nothing in this Release shall prohibit the Executive from filing a charge with, providing information to, or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but the Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by the Executive herein, neither the Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by the Executive or any action or proceeding brought by another person, entity, or governmental

Execution Version

agency. In addition, nothing in this Release (including, without limitation, Section 12 below) shall be construed to prohibit the Executive from (a) reporting or disclosing information under the terms of the Company’s policy concerning reporting suspected violations of law or (b) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission; or receiving individual monetary awards or other individual relief by virtue of participating in any such federal whistleblower programs (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that she has made such reports or disclosures).

11. Restrictive Covenants, Assistance in Litigation, Tax Withholding, and Code § 409A Compliance. The Executive expressly acknowledges and agrees that her obligations under Section 7 (Secrecy, Non-Solicitation and Non-Competition) and Section 12 (Assistance in Litigation) of the Employment Agreement shall remain in full force and effect after the date hereof, notwithstanding anything to the contrary in this Release. In addition, for the avoidance of doubt, Sections 20 and 21 of the Employment Agreement concerning compliance with tax withholding and Code Section 409A shall apply to all payments referred to in this Release.

12. No Disparagement. Subject to Section 10, the Executive agrees to refrain from any publication and any type of communication, whether oral or written, of a defamatory or disparaging nature concerning the Company, its affiliates, or its past, present, and future officers, directors, agents, employees, or representatives. The Company agrees to instruct its directors and executive officers to refrain from any publication and any type of communication, whether oral or written, of a defamatory or disparaging nature concerning the Executive.

13. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any term hereof or the right of either of the parties hereto thereafter to enforce each and every term of this Release. No waiver of any breach of any of the terms of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

14. Company Property. Executive represents and warrants that she has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of her employment with the Company. Executive further represents she no longer retains, in paper or electronic format, any data, property, or documents that Executive received from the Company or its employees or that Executive generated in the course of her employment with the Company. Executive represents and certifies that she has

Execution Version

permanently deleted any and all electronic data of the Company from all of Executive’s computers and electronic communications and storage devices, as well as Executive’s electronic accounts, including but not limited to email and cloud-based computing accounts.

15. Governing Law. This Release is made and entered into in the State of Maryland, and the laws of the State of Maryland shall govern its validity and interpretation, without regard to conflict of laws rules.

16. Consent to Venue, Service, and Personal Jurisdiction. Any dispute, controversy, or claim arising out of this Release or the breach thereof shall be brought in the state or federal courts located in the State of Maryland. The Executive irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of state and federal courts located in the State of Maryland; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided in Section 13 of the Employment Agreement; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the Executive in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

17. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY, OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THE EMPLOYMENT OF THE EXECUTIVE OR TERMINATION THEREOF OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS RELEASE WITH ANY COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18. Amendment. No provision of this Release may be modified, changed, waived, or discharged unless such waiver, modification, change, or discharge is agreed to in writing and signed by the Company and the Executive.

19. Entire Agreement. When read in conjunction with the surviving portions of the Employment Agreement referenced herein, this Release constitutes the entire agreement with the parties relating to the Executive’s separation from and release of claims against the Company and the Company Releasees.

20. Severability and Reformation. If a court finds any term of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such term shall be interpreted so as to best effect the intent of the parties hereto. The parties further agree and consent to the court replacing or revising any such void or unenforceable term in this Release such that it is a valid and enforceable term that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable term.

Execution Version

21. Counterparts. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Release.

Signature page follows.

Execution Version

IN WITNESS WHEREOF, the Company and the Executive have signed this Release on the dates set forth below.

EXECUTIVE

By:	/s/ Elizabeth A. Czerepak

Name:	Elizabeth A. Czerepak

Date:	May 29, 2018

ALTIMMUNE, INC.

By:	/s/ William J. Enright

Name:	William J. Enright

Title:	Chief Executive Officer

Date:	29 May 2018